Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Thomas S. Wu
Chairman, President and Chief Executive Officer
(415) 315-2800
Jonathan H. Downing
Chief Financial Officer
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jennifer Beugelmans
(415) 896-6820
Media Relations: Sheryl Seapy
(415) 272-3323

For Immediate Release

UCBH HOLDINGS, INC. REPORTS RECORD NET INCOME OF $21.8 MILLION
FOR THE THIRD QUARTER OF 2004

• Net Income Increases by 29.9%
• Core Deposits Increase by 23.0% Annualized
• Company Generates Record $752.1 Million of New Loan Commitments
• Loan Pipeline Increases to $1.4 Billion
• Credit Quality Remains Strong with a Nonperforming Asset Ratio of 0.10%

     SAN FRANCISCO, October 21, 2004 – UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $21.8 million for the third quarter ended September 30, 2004. This is an increase of 29.9%, compared with net income of $16.8 million for the quarter ended September 30, 2003. The diluted earnings per common share were $0.46 for the third quarter of 2004, compared with $0.36 for the corresponding period of 2003.

Third quarter of 2004 highlights include:

  Revenue Growth:

•	Net interest income grew by $9.7 million, or 22.6%, for the third quarter of 2004, compared with the corresponding quarter of 2003.

•	Commercial banking and other fees increased by $925,000, or 52.1%, for the third quarter of 2004, compared with the corresponding quarter of 2003, primarily as a result of the Bank’s continued focus on commercial banking activities.

•	Gains on sales of multifamily loans were $3.0 million in the third quarter of 2004. There were no gains on sales of multifamily loans in the corresponding quarter of 2003.

•	Gains on sales of SBA loans were $1.1 million in the third quarter of 2004, as compared with gains on sales of SBA loans of $1.2 million in the corresponding quarter of 2003.

  Deposit Growth:

•	Core deposit growth was $123.7 million for the third quarter of 2004, or 23.0% annualized. Year-to-date core deposit growth was $368.8 million, or 25.7% annualized.

•	Total net deposit growth was $186.4 million in the third quarter of 2004, or 15.4% annualized. Year-to-date total deposits grew by $536.7 million, or 16.0% annualized.

  Loan Growth:

•	New loan commitments increased by 25.9% to $752.1 million for the third quarter of 2004, compared with loan commitments of $597.2 million for the third quarter of 2003.

•	Third quarter 2004 loan commitments were concentrated in commercial real estate, construction and commercial business loans.

•	Total loan growth was $175.9 million for the third quarter of 2004, or 17.4% annualized, following the sale of $108.5 million of multifamily loans during the third quarter.

  Asset Quality:

•	The nonperforming asset ratio was 0.10% at quarter end, compared with 0.11% at June 30, 2004.

•	Net loan charge-offs were $1.3 million for the third quarter of 2004, or 0.13% annualized, compared with net loan charge-offs of $1.0 million for the third quarter of 2003, or 0.12% annualized.

     As a result of the strong performance in the third quarter of 2004, the resulting annualized return on average assets (“ROA”) ratio for the quarter ended September 30, 2004 was 1.43%, and the annualized return on average equity (“ROE”) ratio was 18.97%. The ROA and ROE ratios for the third quarter of 2003 were 1.25% and 17.96%, respectively. The efficiency ratio was 41.50% for the third quarter of 2004, compared with 39.88% for the corresponding period of the previous year.

     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are pleased with UCBH’s strong financial performance during the third quarter of 2004. Our consistent earnings growth reflects continued success in the implementation of our strategic business plan. As a result of the successful execution of our plan, we have continued to achieve core deposit and organic loan growth, as well as increased noninterest income, all of which will be instrumental in our ability to continue to generate strong earnings growth.

     “During the quarter, we also made significant progress in restructuring our balance sheet by accelerating the organic growth of our loan portfolio and by decreasing our securities concentration. We are focused on executing all aspects of our strategic business plan and are confident that we will achieve our goals throughout the remainder of 2004. We, therefore, increase our earnings guidance to a range of $1.73 to $1.77 for the full year from our previous guidance of $1.72 to $1.75,” concluded Mr. Wu.

     Net Income and Net Interest Income

     Net income increased by 29.9% to $21.8 million for the quarter ended September 30, 2004, compared with $16.8 million for the corresponding quarter of the prior year, primarily due to an increase in net interest income. Net interest income before provision for loan losses for the third quarter of 2004 increased by $9.7 million, or 22.6%, to $52.8 million, compared with $43.1 million in the same period of 2003. This increase was primarily due to a $721.4 million increase in the average balance of interest-earning assets, which resulted primarily from organic loan growth. The net interest margin increased to 3.70% for the quarter ended September 30, 2004, from 3.66% for the preceding quarter and from 3.43% for the corresponding quarter of 2003. The increased net interest margin reflects the favorable impact of growing commercial loans while increasing core deposits which help to lower the Bank’s funding cost.

     During the third quarter of 2004, the Bank achieved strong results in the generation of commercial real estate loans and commercial business and construction commitments, which have higher yields than multifamily and residential mortgage (one to four family) loans. Loan yields are expected to increase as a result of projected increases in the Fed Funds rate and the strong momentum in the generation of new commercial real estate and commercial business loans.

     The average cost of deposits during the third quarter was 1.39%, compared with 1.32% in the second quarter ended June 30, 2004. The seven basis point increase in the average cost of deposits during the quarter reflects the effect of deposit promotions during the quarter as well as time deposits renewing at higher market interest rates.

     Based upon the current business momentum, particularly the very strong commercial loan pipeline and anticipated market interest rate movements, the Company projects an improvement in the net interest margin through 2005.

     Noninterest Income

     Noninterest income increased by 50.2% to $9.8 million for the quarter ended September 30, 2004, compared with $6.5 million for the corresponding quarter of 2003. The increase primarily reflects the higher commercial banking fees and the gains on sales of multifamily loans, partially offset by decreases in gains on sales of securities. Commercial banking and other fees increased 52.1% to $2.7 million for the third quarter of 2004, from $1.8 million for the corresponding quarter of 2003, primarily as a result of an increase in commercial banking activities. Gains on sales of multifamily loans were $3.0 million for the third quarter of 2004. There were no gains on sales of multifamily loans in the corresponding quarter of 2003. Gains on sales of SBA loans were $1.1 million in the third quarter of 2004, compared with gains of $1.2 million in the corresponding quarter of 2003. We anticipate that SBA loan originations will remain strong for the balance of 2004. Gains on sales of securities for the third quarter of 2004 were $2.6 million, compared with $3.1 million for the corresponding quarter of the prior year.

     Noninterest Expense

     Noninterest expense for the third quarter of 2004 increased by 31.3% to $26.0 million from $19.8 million for the corresponding quarter of 2003. This increase was primarily a result of increased personnel expense. In the third quarter of 2004, personnel expense increased 33.6% to $13.5 million from $10.1 million for the third quarter of 2003. This increase resulted from additional staffing required to support the growth of the Bank’s commercial banking business, the expansion of the Hong Kong branch, the opening of the Foster City, Torrance and Westminster branches, and the expansion of the Bank’s infrastructure to support a larger and growing organization. Professional fees and contracted services increased by 54.9% to $1.9 million from $1.2 million in the corresponding quarter of 2003, predominately as a result of Sarbanes-Oxley related preparation costs. Furniture and equipment and occupancy expenses increased by 44.0% to $4.0 million in the third quarter of 2004, from $2.8 million, in the corresponding quarter of 2003, reflecting primarily the opening of the Foster City, Torrance, and Westminster branches in California, the expansion of the Hong Kong branch and the Bank’s corporate relocation. Miscellaneous expense increased to $4.2 million for the third quarter of 2004, compared with $3.6 million for the third quarter of 2003, an increase of $0.6 million, or 16.3%, due primarily to the Bank’s corporate relocation costs, as well as increased advertising costs.

     Deposits

     Core deposits increased at an annualized rate of 25.7% to $2.28 billion at September 30, 2004, compared with $1.91 billion at December 31, 2003. Certificate of Deposits increased by $167.9 million, or 8.7% annualized, during the first three quarters of the year. Total deposits increased to $5.02 billion at September 30, 2004, compared with $4.48 billion at December 31, 2003, an increase of $536.7 million, or 16.0% annualized. All of the deposit growth was organic. The average cost of deposits for the quarter ended September 30, 2004, decreased to 1.39% from 1.57% for the three months ended September 30, 2003, primarily as a result of the decrease in time deposit costs.

     Loan Growth

     Loans increased at an annualized rate of 17.4% during the quarter to $4.23 billion at September 30, 2004, following the sale of $108.5 million of multifamily loans during the quarter. As a result of the Bank’s continued focus on commercial lending activities and the expansion in Hong Kong, loan growth remained concentrated in the Bank’s commercial loan portfolio, which totaled $3.77 billion at September 30, 2004. This represents a quarterly increase of $132.8 million, or 14.6% annualized, from $3.64 billion of commercial loans at June 30, 2004.

     Loan Commitments

     New loan commitments of $752.1 million for the quarter ended September 30, 2004, were comprised of $679.0 million of commercial loans and $73.1 million of consumer loans. Commercial real estate loan originations increased 29.3% to $200.7 million in the third quarter of 2004, from $155.2 million in the third quarter of 2003. Multifamily loan originations were $220.2 million for the third quarter of 2004, an increase of $36.3 million, or 19.7%, from $183.9 million of multifamily loan originations in the third quarter of 2003. Commercial business loan commitments of $114.3 million in the third quarter of 2004 increased by $50.4 million, or 78.9%, compared with the third quarter of 2003. Construction loan commitments of $143.8 million in the third quarter of 2004 increased by $31.3 million, or 27.8%, compared with the third quarter of 2003.

     Credit Quality and Allowance for Loan Losses

     Total nonperforming assets as of September 30, 2004 were $6.4 million, reflecting management’s continued focus on maintaining high credit quality assets. Net loan charge-offs were $1.3 million for the quarter ended September 30, 2004, compared with net loan charge-offs of $1.0 million for the corresponding quarter of the prior year. Annualized net loan charge-offs for the third quarter of 2004 was 0.13%, compared with 0.12% for the corresponding quarter of 2003. The Company provided $1.6 million for loan losses in the third quarter of 2004, compared with $2.8 million in the third quarter of 2003.

     Securities

     The securities portfolio was $1.54 billion at September 30, 2004, compared with $1.51 billion at December 31, 2003 and $1.65 billion at June 30, 2004. The annualized decrease in the securities portfolio during the third quarter of 2004 was 26.3% and reflects the Bank’s planned reduction in securities concentration. The slight increase in the securities portfolio during the first half of 2004 reflects primarily the internal securitization of multifamily loans in the first half of the year.

     Income Taxes

     The effective tax rate for the third quarter ended September 30, 2004, was 37.76%, compared with 37.90% for the corresponding period of 2003.

     Capital

     Stockholders’ equity increased by 14.7% to $475.5 million at September 30, 2004, from $414.5 million at December 31, 2003. The growth in equity during the quarter resulted from the retention of earnings, partially offset by the payment of dividends to stockholders. The Tier I leverage ratio of the Bank was 8.22% at September 30, 2004, as compared with 7.86% at December 31, 2003. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”

     Third Quarter Earnings Teleconference and Webcast

     UCBH will hold a conference call and audio webcast tomorrow, October 22, 2004, at 8:00 a.m. Pacific time to discuss the financial results for the Company’s third quarter of 2004. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.

     About UCBH Holdings, Inc.

     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading California bank serving the ethnic Chinese community. The Bank has 44 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, a branch in Brooklyn, New York, and a branch in Hong Kong. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries as well as consumer banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance services, loans guaranteed by the Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. The Bank maintains an interactive Internet banking and community portal, www.ibankUNITED.com, in both English and Chinese, with certain sections in Spanish. For additional information, visit the web site for UCBH Holdings, Inc. located at www.ucbh.com.

     Forward-Looking Statements

     Certain statements contained in this release, including without limitation, statements containing the words “confident that,” “believes,” “plans,” “expects,” “anticipates,” “projects” and words of similar import, constitute “forward-looking statements” within the meaning of applicable law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of UCBH or UCB to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which UCBH or UCB operates; demographic changes; the ability of UCBH and UCB to achieve projected earnings; competition; fluctuations in market conditions, including interest rates; changes in business strategies; changes in governmental regulation; changes in credit quality and other risks and other uncertainties including those detailed in the reports filed by UCBH with the Securities and Exchange Commission. Given these risks and uncertainties, undue reliance should not be placed on such forward-looking statements. UCBH and UCB disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

####

(Tables Follow)

UCBH Holdings, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)

	At September 30,	At December 31,
	2004	2003
Assets	(unaudited)
Cash and due from banks	$84,397	$76,786
Federal funds sold	45,000	—
Investment and mortgage-backed securities available for sale, at fair value	1,217,391	1,221,070
Investment and mortgage-backed securities, at cost (fair value $328,411 at September 30, 2004 and $287,372 at December 31, 2003)	323,398	284,712
Federal Home Loan Bank stock and other equity securities	43,773	41,316
Loans	4,225,293	3,791,643
Allowance for loan losses	(59,347)	(58,126)

Net loans	4,165,946	3,733,517

Accrued interest receivable	24,517	21,756
Premises and equipment, net	88,183	84,145
Goodwill	85,092	87,437
Intangible assets	17,070	15,117
Other assets	25,550	22,071

Total assets	$6,120,317	$5,587,927

Liabilities
Noninterest-bearing deposits	$397,737	$324,615
Interest-bearing deposits	4,622,488	4,158,906

Total deposits	5,020,225	4,483,521

Borrowings	409,093	505,542
Subordinated debentures	136,000	136,000
Accrued interest payable	7,401	8,346
Other liabilities	72,095	40,052

Total liabilities	5,644,814	5,173,461

Commitments and contingencies	—	—
Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 180,000,000 shares at September 30, 2004 and at December 31, 2003, shares issued and outstanding 45,355,389 at September 30, 2004 and 45,038,378 at December 31, 2003	454	450
Additional paid-in capital	214,955	208,990
Accumulated other comprehensive loss	(4,604)	(3,245)
Retained earnings-substantially restricted	264,698	208,271

Total stockholders’ equity	475,503	414,466

Total liabilities and stockholders’ equity	$6,120,317	$5,587,927

UCBH Holdings, Inc.
Consolidated Statements of Operations
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Interest income:
Loans	$57,156	$49,854	$162,597	$139,833
Federal funds sold	55	43	163	62
Investment and mortgage-backed securities	19,316	16,392	55,680	51,919
Other	24	10	60	28

Total interest income	76,551	66,299	218,500	191,842

Interest expense:
Deposits	17,162	17,677	47,565	52,936
Short-term borrowings	540	112	1,785	587
Subordinated debentures	2,075	1,959	5,985	5,958
Long-term borrowings	3,976	3,479	10,913	10,359

Total interest expense	23,753	23,227	66,248	69,840

Net interest income	52,798	43,072	152,252	122,002
Provision for loan losses	1,644	2,820	4,827	6,644

Net interest income after provision for loan losses	51,154	40,252	147,425	115,358

Noninterest income:
Commercial banking and other fees	2,700	1,775	6,726	5,168
Service charges on deposits	632	515	1,963	1,657
Gain on sale of securities	2,566	3,050	9,059	7,866
Gain on sale of loans	4,066	1,229	5,948	1,746
Equity loss in other equity investments	(158)	(38)	(1,647)	(114)

Total noninterest income	9,806	6,531	22,049	16,323

Noninterest expense:
Personnel	13,533	10,133	38,144	30,506
Occupancy	2,326	1,747	6,050	4,273
Data processing	1,656	1,453	4,351	3,659
Furniture and equipment	1,647	1,012	4,062	2,548
Professional fees and contracted services	1,856	1,198	4,980	4,305
Deposit insurance	187	185	589	511
Communication	320	285	934	757
Core deposit intangible amortization	285	185	1,000	1,318
Miscellaneous expense	4,170	3,585	11,637	9,618

Total noninterest expense	25,980	19,783	71,747	57,495

Income before taxes	34,980	27,000	97,727	74,186
Income tax expense	13,207	10,232	35,867	28,062

Net income	$21,773	$16,768	$61,860	$46,124

Average common and common equivalent shares outstanding, basic	45,293,592	44,896,592	45,189,969	43,104,602
Average common and common equivalent shares outstanding, diluted	47,583,103	47,068,586	47,514,269	45,184,314
Basic earnings per share	$0.48	$0.37	$1.37	$1.07
Diluted earnings per share	0.46	0.36	$1.30	1.02

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	At, or for the three		At, or for the nine
	months ended September 30,		months ended September 30,
	2004	2003	2004	2003
Profitability measures:
ROA	1.43%	1.25%	1.41%	1.22%
ROE	18.97%	17.96%	18.65%	19.02%
Noninterest expense / average assets	1.70%	1.48%	1.64%	1.52%
Efficiency ratio	41.50%	39.88%	41.16%	41.57%
Net interest spread (1)	3.50%	3.22%	3.50%	3.24%
Net interest margin (1)	3.70%	3.43%	3.70%	3.44%
Diluted earnings per share	$0.46	$0.36	$1.30	$1.02
Average cost of deposits during the period	1.39%	1.57%	1.34%	1.75%
New loan commitments-
Commercial:
Secured by real estate-nonresidential	$200,708	$155,227	$496,658	$412,170
Secured by real estate-multifamily	220,186	183,884	562,633	434,687
Construction	143,818	112,525	318,843	258,012
Commercial business	114,258	63,886	320,965	179,312

	678,970	515,522	1,699,099	1,284,181

Consumer:
Residential mortgage (one to four family)	63,376	75,807	190,243	140,941
Other	9,757	5,888	31,013	21,794

	73,133	81,695	221,256	162,735

Total new loan commitments	$752,103	$597,217	$1,920,355	$1,446,916

(1) Calculated on a tax equivalent basis

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands)

	For the three months ended,		For the nine months ended,
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
AVERAGE BALANCES
Loans
Commercial:
Secured by real estate-nonresidential	$1,773,574	$1,561,933	$1,725,355	$1,393,795
Secured by real estate-multifamily	1,300,826	1,037,091	1,233,980	988,373
Construction	261,865	283,963	280,643	248,500
Commercial business	391,634	292,311	360,721	278,307

	3,727,899	3,175,298	3,600,699	2,908,975

Consumer:
Residential mortgage (one to four family)	386,756	301,482	332,552	303,626
Other	48,976	48,851	47,548	48,217

	435,732	350,333	380,100	351,843

Total loans	$4,163,631	$3,525,631	$3,980,799	$3,260,818

Investment securities	$1,669,205	$1,585,008	$1,636,933	$1,559,367
Earning assets	$5,864,825	$5,143,397	$5,632,883	$4,832,809
Assets	$6,109,386	$5,363,695	$5,847,815	$5,034,837

Deposits
Noninterest-bearing	$386,591	$324,678	$363,102	$281,344
NOW and money market accounts	877,903	666,820	797,965	603,953
Savings accounts	947,579	812,758	905,092	755,765
Time deposits	2,720,571	2,687,953	2,669,104	2,545,895

Total deposits	$4,932,644	$4,492,209	$4,735,263	$4,186,957

Borrowings	$538,704	$304,553	$486,205	$326,933
Interest-bearing liabilities	$5,220,757	$4,608,084	$4,994,366	$4,368,546
Equity	$459,187	$373,548	$442,206	$323,398

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	At September 30,	At December 31,
	2004	2003
SELECTED FINANCIAL DATA
Selected loan data:
Loan composition
Commercial:
Secured by real estate-nonresidential	$1,810,693	$1,724,179
Secured by real estate-multifamily	1,287,600	1,162,565
Construction	267,954	293,875
Commercial business	407,853	302,159

	3,774,100	3,482,778

Consumer:
Residential mortgage (one to four family)	412,859	274,392
Other	45,669	43,117

	458,528	317,509

Gross loans	4,232,628	3,800,287
Net deferred loan fees	(7,335)	(8,644)

Loans	$4,225,293	$3,791,643

Nonperforming loans	$6,415	$5,857
OREO	—	—
Loan delinquency ratio	0.72%	0.86%
Nonperforming assets to total assets	0.10%	0.10%
Nonperforming loans to total loans	0.15%	0.15%
Allowance for loan losses to nonperforming loans	925.13%	992.42%
Allowance for loan losses to total loans	1.40%	1.53%
Loan-to-deposit ratio	84.17%	84.57%
Selected deposit data:
Demand deposits and NOW accounts	$1,310,613	$1,026,047
Savings account balances	968,275	884,064
Time deposit balances	2,741,337	2,573,410

Total deposit balances	$5,020,225	$4,483,521

Cost of deposits at quarter end	1.45%	1.33%
Selected equity data:
Total shareholders’ equity	$475,503	$414,466
Tier 1 risk-based capital ratio (Bank)	11.57%	10.92%
Total risk-based capital ratio (Bank)	12.83%	12.18%
Tier 1 leverage ratio (Bank)	8.22%	7.86%
Book value per share	$10.48	$9.20